================================================================================
SEC 1745 (02-02) Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
================================================================================

                                                  ------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number           3235-0145
                                                  Expires:     December 31, 2005
                                                  Estimated average burden
                                                  hours per response .........11
                                                  ------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                          WHITMAN EDUCATION GROUP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           COMMON STOCK, NO PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    966524100
                             -----------------------
                                 (CUSIP Number)

                                  APRIL 1, 2003
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [_] Rule 13d-1(b)

          [X] Rule 13d-1(c)

          [_] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 5 pages

CUSIP No. 966524100                   13G/A                    Page 2 of 5 Pages


--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

Samstock, L.L.C.
FEIN 36-4156890
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions) (a) [_]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

Delaware
--------------------------------------------------------------------------------
               5.   Sole Voting Power
  NUMBER OF                                          0
   SHARES      _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY                                           0
    EACH       _________________________________________________________________
  REPORTING    7.   Sole Dispositive Power
   PERSON                                            0
    WITH:      _________________________________________________________________
               8.   Shared Dispositive Power
                                                     0
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person

0
--------------------------------------------------------------------------------
10. Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [_]
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

0%
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

OO
--------------------------------------------------------------------------------

CUSIP No. 966524100                   13G/A                    Page 3 of 5 Pages


--------------------------------------------------------------------------------
Item 1(a).  Name of Issuer:

Whitman Education Group, Inc.
--------------------------------------------------------------------------------
Item 1(b).  Address of Issuer's Principal Executive Offices:

4400 Biscayne Boulevard
Miami, Florida 33137
--------------------------------------------------------------------------------
Item 2(a).  Name of Person Filing:

Samstock, L.L.C.
--------------------------------------------------------------------------------
Item 2(b).  Address of Principal Business Office, or if None, Residence:

Two North Riverside Plaza, Suite 600
Chicago, Illinois 60606
--------------------------------------------------------------------------------
Item 2(c).  Citizenship:

Delaware
--------------------------------------------------------------------------------
Item 2(d).  Title of Class of Securities:

Common Stock
--------------------------------------------------------------------------------
Item 2(e).  CUSIP Number:

966524100
--------------------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a) [_] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

     (b)       [_] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C.
               78c).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [_] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

     (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)       [_] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

CUSIP No. 966524100                   13G/A                    Page 4 of 5 Pages


ITEM 4. OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned: 0 shares of Common Stock

     (b) Percent of class: 0%

     (c) Number of shares as to which such person has:

          (i) Sole power to vote or to direct the vote - 0

          (ii) Shared power to vote or to direct the vote - 0

          (iii) Sole power to dispose or to direct the disposition of - 0

          (iv) Shared power to dispose or to direct the disposition of - 0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10. CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 966524100                   13G/A                    Page 5 of 5 Pages


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: April 2, 2003

SAMSTOCK, L.L.C.


By:/s/ Donald J. Liebentritt
   ------------------------------
Donald J. Liebentritt, Vice President